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Exhibit 10.2

                                      May 2, 2003

Kevin M. Sheehan
Cendant Corporation
9 West 57th Street
New York, NY 10019

Dear Kevin:

        Reference is made to the employment agreement by and between Cendant Corporation ("Cendant") and you dated as of April 1, 2003 (your "Employment Agreement"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in your Employment Agreement.

        As you know, you will be eligible to receive an annual incentive bonus in respect of fiscal year 2003 with an opportunity of up to 200% (or such percentage as otherwise determined in accordance with the annual bonus plan) of your eligible base compensation in 2003 (the "2003 Bonus Plan"). It is Cendant's intention to maintain this bonus opportunity for you, but Cendant reserves the right to reduce your bonus opportunity in future years (but not below the 100% target minimum set forth in your Employment Agreement).

        In consideration for your eligibility to receive the 2003 Bonus Plan and also in consideration for your award of restricted stock units as of April 22, 2003 as part of Cendant's Long Term Incentive Plan for 2003, this letter serves as a binding acknowledgment of your rights under your Employment Agreement as to the following matters:

          1.     The Incentive Compensation Award taken into account in determining the 300% severance payment to which you will become entitled if your employment is terminated at any time during the Period of Employment by Cendant due to a Without Cause Termination or by you due to a Constructive Discharge, will in no event be greater than 100% of your Base Salary in the year of such termination.

          2.     You acknowledge that Cendant is not obligated to provide you with any post-termination medical benefits other than benefits payable pursuant to the plans listed on Attachment A hereto.

          3.     You acknowledge that Cendant will be terminating your current split dollar life insurance arrangement within the next few months and you agree that the termination of such arrangement will not constitute a breach of your Employment Agreement by Cendant and will not form grounds for a Constructive Discharge. You agree to execute any documents necessary to terminate such policies and/or transfer policy value to Cendant. Cendant is currently working towards providing a benefit arrangement to replace your split dollar life insurance arrangement and you will be notified when such replacement arrangement is implemented.

        Please acknowledge your agreement with the foregoing by signing below and returning a copy of this letter agreement to my attention. Thank you.

Very truly yours, /s/ TERRY CONLEY
Acknowledged and Agreed: /s/ KEVIN M. SHEEHAN

Attachment A

        Avis Designated Executive Officer Post-Retirement Medical Program

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  Exhibit 10.2
Attachment A